Exhibit 99.2

Dex Media, Inc. Completes Offering of $500 Million of Notes Due
2013 and $389 Million at Maturity of Discount Notes Due 2013;
Dex Media East LLC Completes Refinancing of its
Tranche B Term Loan Facility

DENVER – November 11, 2003 – Dex Media, Inc. (Dex Media) announced today that it successfully completed an offering of $889 million of its notes yesterday. The offering consisted of $500 million in principal amount of its 8% Notes due 2013 and $389 million in principal amount at maturity (yielding $250 million in gross proceeds) of its 9% Discount Notes due 2013.  The notes were sold to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act of 1933, as amended.  The proceeds from the offering were used to pay a dividend to Dex Media’s equity holders.

Dex Media East LLC, a wholly-owned subsidiary of Dex Media, also announced the completion of an amendment to its credit facility and subsequent refinancing of its tranche B term loan facility.  The Dex Media East LLC credit facility was amended to generally conform various terms and conditions to those in Dex Media West LLC’s credit facility.

The new tranche B term loan facility consists of a $620.5 million term loan and has been priced at LIBOR plus 250 basis points, subject to a pricing decrease attained if certain leverage ratios are achieved.  The new tranche B facility will have the same maturity date as the previous facility, which is May 8, 2009.

About Dex Media

Dex Media, Inc. is the parent company of Dex Media East LLC and Dex Media West LLC. Dex Media, Inc., through its subsidiaries, provides local and national advertisers with industry-leading directory, Internet and direct marketing solutions.  The official, exclusive publisher for Qwest Communications International Inc., Dex Media published 271 directories in Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico (including El Paso, Texas), North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming in 2002.  As the world’s largest privately-owned incumbent directory publisher, Dex Media produces and distributes 45 million print directories, and CD ROMs.  Its Internet directory, qwestdex.com, receives more than 85 million annual searches.

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